Exhibit 99.1

ORION ENERGY SYSTEMS PREVAILS IN CASE FILED BY FORMER CEO

All claims brought against Orion by former CEO dismissed by the US Federal District Court

MANITOWOC, Wis. – August 30, 2016 – Orion Energy Systems, Inc. (NASDAQ: OESX), a leading designer and manufacturer of high-performance, energy-efficient retrofit lighting platforms, announced that, on August 25, 2016, Chief Judge William C. Griesbach of the US Federal Wisconsin Eastern District Court dismissed all claims against Orion brought by former CEO Neal Verfuerth, including his claims that Orion had allegedly breached Mr. Verfuerth’s employment agreement and had allegedly violated his so-called “whistleblower rights.”

In the Federal court’s ruling, Judge Griesbach stated “several of the claims are not even bona fide causes of action.” Judge Griesbach further held that “this case presents the unusual scenario in which a CEO claims to have been a “whistleblower” about his company’s failure to disclose material facts to shareholders during the same period he himself was certifying that his company’s disclosures were accurate and complete.” The Judge also said “notably, no shareholder losses stemming from the matters Verfuerth cited have ever been identified.” Related to Mr. Verfuerth’s termination and employment agreement, the Judge ruled that, “Orion did not breach any provision of the agreement” and “any notion that he should be ‘reinstated’ to the CEO position, or entitled to back pay or other damages, is completely unfounded.” The Judge also stated that, “this appears to be part of a pattern of Verfuerth voluntarily signing an agreement and then later claiming it was the product of coercion or part of some larger, darker conspiracy.”

“We are pleased to be exonerated of all these claims and to end the wasteful spending of our shareholders’ money on defending against these baseless claims,” said John Scribante, Chief Executive Officer of Orion. “We have the best technology in the world for LED High Bay lighting and our company is building up a head of steam that will propel Orion toward greater success.”

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About Orion Energy Systems

Orion is one of the leaders in the transformation of commercial and industrial buildings to state-of-the-art energy efficient lighting systems and retrofit lighting solutions. Orion manufactures and markets a cutting edge portfolio of products encompassing LED solid-state lighting and high intensity fluorescent lighting. Many of Orion’s nearly 100 granted patents and pending patent applications relate to lighting systems that provide exceptional optical and thermal performance, which drive financial, environmental, and work-space benefits for a wide variety of customers in the retrofit markets.

Investor Relations Contact:

Bill Hull

Chief Financial Officer

Orion Energy Systems, Inc.

(312) 660-3575

Media Relations Contact:

Linda Diedrich

Director, Marketing Communications

Orion Energy Systems, Inc.

(312) 660-3567